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                                                                                                                          EXHIBIT 12
ALLETE
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
SUPPLEMENTAL RATIOS OF EARNINGS TO FIXED CHARGES
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FOR THE YEAR ENDED DECEMBER 31                                          2001          2000        1999          1998          1997
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Millions Except Ratios
Income from Continuing Operations Before Income Taxes                  $201.8        $213.1      $106.5        $128.7        $111.2

Add (Deduct)
  Undistributed Income from Less than 50%
    Owned Equity Investments                                                -             -        (0.6)        (14.1)        (13.9)
  Minority Interest                                                       0.1             -         1.8           2.0           2.3
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                                                                        201.9         213.1       107.7         116.6          99.6

Fixed Charges
  Interest on Long-Term Debt                                             74.0          54.5        48.4          48.5          50.4
  Capitalized Interest                                                    1.0           0.9         0.7           1.0           1.5
  Other Interest Charges - Net                                           12.9          15.9        12.0          17.1          14.3
  Interest Component of All Rentals                                      10.4           8.5         4.8           5.7           3.7
  Distributions on Redeemable Preferred Securities of Subsidiary          6.0           6.0         6.0           6.0           6.0
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    Total Fixed Charges                                                 104.3          85.8        71.9          78.3          75.9
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Earnings Before Income Taxes and Fixed Charges
  (Excluding Capitalized Interest)                                     $305.2        $298.0      $178.9        $193.9        $174.0
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Ratio of Earnings to Fixed Charges                                       2.93          3.47        2.49          2.48          2.29
Earnings Before Income Taxes and Fixed Charges
  (Excluding Capitalized Interest)                                     $305.2        $298.0      $178.9        $193.9        $174.0

Supplemental Charges                                                     14.2          14.8        15.4          14.5          12.0
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Earnings Before Income Taxes and Fixed
  and Supplemental Charges (Excluding Capitalized Interest)            $319.4        $312.8      $194.3        $208.4        $186.0
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Total Fixed Charges                                                    $104.3         $85.8       $71.9         $78.3         $75.9
Supplemental Charges                                                     14.2          14.8        15.4          14.5          12.0
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  Fixed and Supplemental Charges                                       $118.5        $100.6       $87.3         $92.8         $87.9
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Supplemental Ratio of Earnings to Fixed Charges <F1>                     2.70          3.11        2.23          2.25          2.12
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
<F1> THE SUPPLEMENTAL RATIO OF EARNINGS TO FIXED CHARGES INCLUDES MINNESOTA POWER'S OBLIGATION UNDER A CONTRACT WITH SQUARE BUTTE
     WHICH EXTENDS THROUGH 2026, PURSUANT TO WHICH MINNESOTA POWER IS ENTITLED TO APPROXIMATELY 71% OF THE OUTPUT OF A 455-MEGAWATT
     COAL-FIRED GENERATING UNIT (UNIT). MINNESOTA POWER IS OBLIGATED TO PAY ITS PRO RATA SHARE OF SQUARE BUTTE'S COSTS BASED ON UNIT
     OUTPUT ENTITLEMENT. MINNESOTA POWER'S PAYMENT OBLIGATION IS SUSPENDED IF SQUARE BUTTE FAILS TO DELIVER ANY POWER, WHETHER
     PRODUCED OR PURCHASED, FOR A PERIOD OF ONE YEAR. SQUARE BUTTE'S FIXED COSTS CONSIST PRIMARILY OF DEBT SERVICE. VARIABLE
     OPERATING COSTS INCLUDE THE PRICE OF COAL PURCHASED FROM BNI COAL UNDER A LONG-TERM CONTRACT. (SEE NOTE 13.)

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